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                                                                    Exhibit 21

                        SUBSIDIARIES OF THE REGISTRANT

TSAT Technologies, Inc., a Colorado Corporation doing business under the name TSAT Technologies, Inc.

TSAT Holding 1, Inc., a Delaware Corporation doing business under the name TSAT Holding 1, Inc.

TSAT Holding 2, Inc., a Delaware Corporation doing business under the name TSAT Holding 2, Inc.

Liberty Satellite, LLC, a Delaware limited liability corporation doing business under the name Liberty Satellite, LLC

LSAT Astro LLC, a Delaware limited liability corporation doing business under the name LSAT Astro LLC

Tempo Satellite, Inc., an Oklahoma corporatoin doing business under the name Tempo Satellite, Inc.